For Immediate Release

April 16, 2008

Valmont Announces First Quarter Results

Highlights:

•	Record first quarter sales, operating income and net earnings.
•	First quarter sales increased 24%.
•	First quarter operating income rose 51% and was 12% of sales.
•	First quarter net earnings increased 59%.
•	Global Irrigation Segment sales increased 41% and operating income was 83% higher.
•	Engineered Support Structures Segment sales increased 19% and operating income rose 16%.
•	Utility Support Structures Segment sales increased 26% and operating income rose 54%.
•	Coatings Segment sales rose 4% and operating income increased 26%.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported sales for the first quarter of $422.3 million compared with $340.7 million for the same period of 2007. First quarter 2008 net earnings were $29.7 million, or $1.13 per diluted share, versus first quarter 2007 net earnings of $18.7 million, or 72 cents per diluted share.

First Quarter Review:

“Strong global demand for Valmont’s infrastructure and agriculture products led to record first quarter results,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “The global environment for spending on infrastructure, particularly structures for lighting, traffic and utility, continues to be influenced by the need to maintain and upgrade current infrastructure, as well as by sustained economic growth.

“In the agricultural markets, dietary improvement in countries such as China and India is creating new demand for feed-grains. This strong demand has led to marked increases in spending throughout the agricultural economy, including investment in efficient mechanized irrigation equipment. The current strength is based on a demand driven market for grains that should persist for some time.

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“Our record first quarter performance is a result of these persistent macroeconomic trends. Sales of irrigation equipment were supported by the strong farm economy. Utility Support Structures Segment sales were higher in North America due to increased spending by electric utility companies. In the Engineered Support Structures Segment, we saw strong demand in China along with modest increases in Europe and North America. Coatings Segment sales were slightly higher supported by demand from the infrastructure and agricultural markets. The greater portion of our total sales growth was organic, with the additional sales from our two most recent acquisitions contributing a small percentage of the total consolidated sales for the first quarter.

“Operating income as a percentage of sales increased more than two percentage points, primarily due to the contribution of higher sales and earnings in the Irrigation and Utility Support Structures Segments. I am also pleased to report a good improvement in specialty structures operations as a result of actions taken during 2007. Overall for the Company, gains in operating income took place despite a highly inflationary environment in input costs, particularly energy and steel. Our team has been very successful in securing steel availability and in maintaining margins with appropriate price increases.”

First Quarter Segment Review:

Engineered Support Structures Segment (35% of 1st Quarter Net Sales)

Structures and specialty structures for lighting and traffic, wireless communication and overhead signs, worldwide. Includes all support structures outside of North America.

Sales were $149.4 million, an increase of 19% from 2007 levels. Sales increased in all regions with the largest gains from China, modest increases in Europe and North American lighting and traffic markets, and a solid gain in specialty structures. In China, sales of wireless communication products and utility structures were supported by continued economic growth and investments in infrastructure. China has placed a high priority on infrastructure spending, recognizing its contribution to sustained GDP growth. Construction on Valmont’s third pole plant in China is on schedule and production is expected to start in the third quarter of 2008. In Europe, a stronger economy and increased demand for Valmont’s innovative designs led to sales increases.

Segment operating income increased 16% to $10.1 million and was 6.7% of sales. Rapid inflation in steel costs impacted gross margins in China, where contractual conditions create a lag in recovering cost increases.

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Utility Support Structures Segment (24% of 1st Quarter Net Sales)

Steel and concrete structures for the North American electric utility industry.

Sales increased 26% to $101.2 million compared with $80.5 million in 2007. The sales increase reflects the additional sales of PennSummit Tubular and higher volumes as electric utility companies invest in bigger projects and longer transmission lines. Utility investment in the transmission grid is supported by the need to improve the capacity of the grid, while also ensuring reliability during peak load demands.

Operating income increased 54% to $14.7 million and was 14.5% of sales primarily due to operating leverage and improved pricing.

Coatings Segment (8% of 1st Quarter Net Sales)

Hot-dip galvanizing, anodizing and powder coatings to protect against corrosion of steel and aluminum in North American markets.

Sales of $35.1 million were 4.0% above last year’s $33.6 million. Due to higher physical volume and improved manufacturing efficiencies, operating income rose 26% to $6.6 million, or 18.6% of segment sales.

Irrigation Segment (31% of 1st Quarter Net Sales)

Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales improved 41% to $130.8 million compared with $92.9 million in 2007. Current demand for mechanized irrigation equipment is strong as a tight global supply of feed-grains is driving crop prices and farm income higher. In North America, this was reflected in a firm first quarter selling season. At current crop prices, shorter payback periods make the capital investment in mechanized irrigation equipment even more attractive. International sales benefitted from better farm economies in all regions and project business.

Operating income increased 83% to $22.4 million and was 17.1% of segment sales. Manufacturing fixed costs were better absorbed through higher volumes.

2008 Outlook:

“We expect the positive environment of the first quarter to continue this year. We now estimate sales growth should reach the high teens. We expect slightly greater than a one point improvement in operating income as a percent of sales for the year,” Mr. Bay said.

“Valmont holds a unique position in the marketplace. Our products are lined up well with strong markets. A strong global agricultural economy is driving our irrigation business, and increased global spending on infrastructure is driving demand for our structural products.

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"In North America, long term plans for highway and transportation infrastructure should provide solid support for our lighting, traffic and overhead sign structures businesses. We also expect continued investment in infrastructure both in Europe and Asia. Our North American utility business should also continue to grow on a year-over-year basis, with the timing and size of project orders influencing quarterly comparisons. In the irrigation business, global market demand has caused us to become even more optimistic about our outlook for 2008 and beyond. Competing demands on ever more valuable land and water resources necessitate the greater productivity that growers can achieve with mechanized irrigation equipment. In the coatings business, infrastructure spending and trends in the industrial economy will drive results. We are currently in a high inflationary environment, particularly for energy and steel. Hot rolled steel costs have already increased in excess of 20% during the first quarter and further price increases have been announced. Sharp and rapid increases in steel that cause prices to inhibit demand or impact availability, along with a further deterioration of the economy, could alter our outlook.

“As always, we will drive to transform Valmont into a true lean enterprise and become more efficient in how we deliver value to our customers and shareholders.”

An audio discussion of Valmont’s first quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 32008433 or via the Internet at 8:00 a.m. April 17, 2008 CST, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 32008433 beginning April 17, 2008 at 10:00 a.m. CST through 12:00 p.m. CST on April 24, 2008.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

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This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)
	First Quarter
	13 Weeks Ended
	29-Mar-08	31-Mar-07
Net sales	$ 422,286	$ 340,682
Cost of sales	306,478	251,915
Gross profit	115,808	88,767
Selling, general and administrative expenses	65,342	55,353
Operating income	50,466	33,414
Other income (expense)
Interest expense	(4,474)	(4,285)
Interest income	621	630
Miscellaneous	(1,343)	(279)
	(5,196)	(3,934)

Earnings before income taxes, minority interest, and equity in earnings of nonconsolidated subsidiaries
	45,270	29,480
Income tax expense	15,054	10,310
Earnings before minority interest, equity in earnings of nonconsolidated subsidiaries
	30,216	19,170
Minority interest	(443)	(212)
Earnings (losses) in nonconsolidated subsidiaries	(74)	(230)
Net earnings	$ 29,699	$ 18,728

Average shares outstanding (000's) - Basic	25,692	25,429
Earnings per share - Basic	$ 1.16	$ 0.74

Average shares outstanding (000's) - Diluted	26,224	25,970
Earnings per share - Diluted	$ 1.13	$ 0.72

Cash dividends per share	$ 0.105	$ 0.095

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)
	First Quarter
	13 Weeks Ended
	29-Mar-08	31-Mar-07
Net sales
Engineered Support Structures	$ 149,438	$ 125,242
Utility Support Structures	101,170	80,481
Coatings	35,128	33,639
Infrastructure products	285,736	239,362

Irrigation	130,778	92,917
Other	25,449	31,510
Less: Intersegment sales	(19,677)	(23,107)
Total	$ 422,286	$ 340,682

Operating Income
Engineered Support Structures	$ 10,082	$ 8,680
Utility Support Structures	14,673	9,551
Coatings	6,546	5,204
Infrastructure products	31,301	23,435

Irrigation	22,395	12,245
Other	4,412	4,543
Corporate	(7,642)	(6,809)
Total	$ 50,466	$ 33,414

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries worldwide and certain international utility businesses.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

Coatings: This segment consists of galvanizing and other coating services in North America.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of tubular products and industrial fasteners, are reported in the "Other" category.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	29-Mar-08	31-Mar-07
ASSETS
Current assets:
Cash and cash equivalents	$ 67,028	$ 42,309
Accounts receivable, net	282,363	228,848
Inventories	239,358	210,556
Prepaid expenses	18,660	13,751
Refundable and deferred income taxes	24,322	17,125
Total current assets	631,731	512,589
Property, plant and equipment, net	251,270	206,774
Goodwill and other assets	268,839	193,096
	$ 1,151,840	$ 912,459

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 25,954	$ 19,921
Notes payable to banks	17,335	13,694
Accounts payable	142,130	115,569
Accrued expenses	98,033	71,327
Dividend payable	2,730	2,444
Total current liabilities	286,182	222,955
Long-term debt, excluding current installments	243,751	198,139
Other long-term liabilities	78,037	69,200
Shareholders' equity	543,870	422,165
	$ 1,151,840	$ 912,459

END